Exhibit 99.1

FOR IMMEDIATE RELEASE
LabCorp Contact:     Donald Von Hagen             Walgreens Contact: Scott Goldberg
+1 336-436-8263             +1 847-315-7649
Media@labcorp.com            scott.goldberg@walgreens.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

WALGREENS AND LABCORP TO OPEN AT LEAST 600 AT WALGREENS PATIENT SERVICE CENTERS
Strategic collaboration reflects both companies’ focus on providing customers access to affordable in-store health care services

Deerfield, IL Burlington, NC, October 10, 2018 - Walgreens and LabCorp® (NYSE: LH) today announced their mutual commitment to a significant expansion of their LabCorp at Walgreens collaboration. The two companies have agreed to open at least 600 LabCorp patient service centers at Walgreens stores across the U.S. over the next four years, inclusive of the 17 locations that have opened since they first announced their consumer-focused initiative in June 2017.

LabCorp at Walgreens locations are currently open in Florida, Colorado, North Carolina and Deerfield, Illinois, serving as an important part of LabCorp’s network of nearly 2,000 patient service centers across the U.S. Consumers and healthcare providers continue to have a positive response to the existing locations, which offer specimen collection services for LabCorp testing in a secure, comfortable environment. The sites are located near the pharmacy area inside the Walgreens store, providing a convenient location for consumers to access important health services and information.

“LabCorp’s strong partnership on this joint initiative, coupled with the enthusiastic consumer feedback we’ve received, allows us to undertake an exciting expansion of our collaboration together,” said Stefano Pessina, executive vice chairman and CEO of Walgreens Boots Alliance, Inc. “This reflects our commitment to transform our stores into neighborhood health destinations that provide a differentiated, consumer-focused experience, while providing access to a broad range of affordable health care services at a trusted and convenient setting.”

“We chose a partner with shared values and a shared vision of creating a differentiated consumer-focused experience, which has led to an extremely successful collaboration,” said David P. King, LabCorp’s chairman and CEO. “LabCorp at Walgreens is a central piece of our expanding consumer strategy, as we continue to create new channels for our offering by meeting consumers where they want to be met, extending the reach of our mission to improve health and improve lives.”

In addition, the companies are pursuing other collaboration opportunities, to take advantage of LabCorp’s unique combination of diagnostics and drug development expertise, and Walgreens leading experience in pharmacy, retail health and consumer engagement. The parties are exploring novel approaches to clinical research, helping consumers take a greater role in their own health and well-being, enabling the ongoing transition to value-based care, and expanding the health-related services available at LabCorp at Walgreens.

LabCorp at Walgreens locations offer collection of specimens for a broad range of laboratory testing that is performed in LabCorp’s nationwide network of regional and specialty laboratories. Appointments for all LabCorp at Walgreens locations may be made in advance at LabCorp.com/Walgreens, as well as through the LabCorp|Patient online portal and app, which is available for both Android and iOS. All locations feature the proprietary LabCorp|Express tablet-based system for expedited check-in.

Information about LabCorp at Walgreens, including locations, is available on Walgreens Find Care Now digital platform and marketplace that helps connect the company’s millions of mobile and online visitors to health care services at Walgreens stores.

About LabCorp®
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

About Walgreens
Walgreens (walgreens.com), one of the nation's largest drugstore chains, is included in the Retail Pharmacy USA Division of Walgreens Boots Alliance, Inc. (NASDAQ: WBA), the first global pharmacy-led, health and wellbeing enterprise. Approximately 8 million customers interact with Walgreens in stores and online each day, using the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice. As of June 28, 2018, Walgreens operates approximately 9,800 drugstores with a presence in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, along with its omnichannel business, Walgreens.com. Approximately 400 Walgreens stores offer Healthcare Clinic or other provider retail clinic services.

Forward-Looking Statements
All statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those related to the timing and effectiveness of collaboration plans, the ability to realize the anticipated benefits of the collaboration, competitive actions in the marketplace, and the ability to achieve anticipated financial and operating results in the amounts and at the times anticipated, as well as those described in Item 1A (Risk Factors) of Walgreens Boots Alliance, Inc.’s Form 10-K for its fiscal year ending August 31, 2017, LabCorp’s Form 10-K for its fiscal year ending December 31, 2017, and subsequent documents that Walgreens Boots Alliance, Inc. and LabCorp file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially. These forward-looking statements speak only as of the date they are made. Except to the extent required by law, each of Walgreens Boots Alliance, Inc., Walgreens and LabCorp do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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